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                                                                     EXHIBIT 3.1

                          CONNECTIVE THERAPEUTICS, INC.

                         CERTIFICATE OF DESIGNATIONS OF
                    7% CONVERTIBLE PREFERRED STOCK, SERIES A


      Pursuant to Section 151 and Section 103 of the General Corporation Law of the State of Delaware, the undersigned, Cynthia Butitta, the Vice President of Finance and Administration and Chief Financial Officer of Connective Therapeutics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify that pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company, said Board of Directors, on and effective as of December 3, 1996, adopted the following resolution:

      "RESOLVED, That the Board of Directors of the Company hereby determines that it is in the best interests of the Company and its stockholders to create a newly authorized series consisting of 200 shares of the Company's Preferred Stock, par value $.001 per share, to be designated "7% Convertible Preferred Stock, Series A" and does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows:

1. DESIGNATION AND AMOUNT. There is hereby designated a series of preferred stock, par value $.001 per share, and shall be designated as 7% Convertible Preferred Stock, Series A (the "Series A Preferred Stock"). The number of shares constituting the Series A Preferred Stock shall be 200. The stated value per share of Series A Preferred Stock (the "Stated Value") shall be Ten Thousand Dollars ($10,000) per share.

2. RANK. The Series A Preferred Stock shall rank (i) senior to (a) the Company's Common Stock, par value $.001 per share (the "Common Stock") and (b) any class or series of capital stock of the Company hereafter created (collectively, the "Junior Securities") (unless, with the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, such class or series of capital stock specifically, by its terms ranks senior to or pari passu with the Series A Preferred Stock); (ii) pari passu with any class or series of capital stock of the Company hereafter created which class or series of capital stock, with the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, specifically, by its terms ranks pari passu with the Series A Preferred Stock (the "Parity Securities"); and (iii) junior to any class or series of capital stock of the Company hereafter created which class of series of capital stock, with the consent of
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the holders of a majority of the outstanding shares of Series A Preferred Stock, specifically, by its terms ranks senior to the Series A Preferred Stock (the "Senior Securities").



3.     LIQUIDATION PREFERENCE.

       (a) If the Company shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment of the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal Bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event (a "Liquidation Event"), the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up, no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series A Preferred Stock, shall have received the Liquidation Preference (as defined below) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Parity Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Series A Preferred Stock and the Parity Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

      (b) For purposes hereof, the "Liquidation Preference" with respect to a share of the Series A Preferred Stock shall mean an amount equal to the sum of
(i) the Stated Value thereof plus (ii) an amount equal to all accrued but unpaid dividends pursuant to Section 5 hereof ending on the final date of distribution to the holder thereof.


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4. MERGER, CONSOLIDATION, ETC. At the option of any holder of Series A Preferred
Stock, upon (i) the sale, conveyance or disposition of all or substantially all of the assets of the Company, (ii) the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or (iii) the consolidation, merger or other business combination of the Company with or into any other Person (as defined below) or Persons when the Company is not the survivor then such Holder may elect (a) to treat such event as an event triggering Mandatory Redemption, or (b) to convert all or any portion of its Series A Preferred Stock into Common Stock pursuant to the provisions hereof, provided that the Date of Conversion shall be deemed to be the business day immediately preceding the occurrence of such event. Such Holder shall have the right to elect any one of the options described in the preceding sentence at any time after it has received notice of the Company's intent to consummate any such transaction until three business days prior to consummation of the events listed in clauses (i) through (iii) above. In the event the Holder elects (a) above, and either prior to consummation by the Company of the events listed in clauses (i) through (iii) above or at the consummation of such events the Company fails to redeem the Holder's Series A Preferred Stock, then the Holder shall have the option to elect either (b) above or may elect to have future conversions of Series A Preferred Stock adjusted pursuant to Section 7(d) hereof. Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to redeem the Holder's Series A Preferred Stock in accordance with the terms hereof. In the event that such Holder does not exercise any of the options available herein, or in the event conversion of the Series A Preferred Stock pursuant to clause (b) above is unavailable because the Holder did not make such election prior to the effective date of the event described in clause (iii) above, then such Holder shall be deemed to have elected to undertake the election set forth in clause (a) above as of such third business day. The
Company shall notify the Holder at least ten business days prior to the date of effectiveness of the events listed in clauses (i) through (iii) above of its intent to consummate any such transaction.

5. DIVIDENDS. Dividends with respect to each share of Series A Preferred Stock will accrue at the rate of seven percent (7%) per annum of the Stated Value thereof only on shares outstanding at the end of each six-month period commencing December 4, 1996 until either conversion of the Series A Preferred Stock into shares of Common Stock as provided herein or upon payment of the Liquidation Preference as provided herein or redemption of the Series A Preferred Stock upon the maturity thereof and will be based on the actual number of days and months elapsed and computed on a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears on the earlier to occur of
(i) the date of conversion to Common Stock (as defined in Section 7 below) as provided herein of all or a portion of the Series A Preferred Stock (if the Series A Preferred Stock shall be converted in part, then dividends only with respect to the portion of the Series A Preferred Stock so converted shall be payable at such time) and (ii)


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December 4, 1999 (the "Scheduled Redemption Date"). Dividends payable with respect to the Series A Preferred Stock are payable to the holder of Series A Preferred Stock registered on the books of the Company (the "Holder") at the option of the Company in the form of either (i) such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts or (ii) the number of full shares of Common Stock which the amount of dividends payable would entitle the Holder to acquire based upon a price per share equal to the Conversion Price (as defined in Section 7 below). The Company shall notify the Holder in writing within two (2) business days of the date that Notice of Conversion by the Holder is received by the Company or three business days prior to the Scheduled Redemption Date, as applicable, of the form in which the Company elects to pay accrued dividends. In the event the Company fails to timely provide such notice, payments of interest shall be in Common Stock.

6.    REDEMPTION.

      (a) Scheduled Redemption. On the Scheduled Redemption Date, upon surrender of Series A Preferred Stock by the Holder to the Company, the Company shall pay to such Holder the Stated Value thereof in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, together with accrued and unpaid dividends through the Scheduled Redemption Date on such outstanding Series A Preferred Stock as set forth in Section 5 above.

      (b) Mandatory Redemption. The Series A Preferred Stock shall be subject to redemption (the "Mandatory Redemption") at a price equal to 120% of the Stated Value thereof plus accrued dividends payable thereon (the "Mandatory Redemption Price"), upon the occurrence of the events set forth below. In the event that,
(i) upon giving effect to any conversion of Series A Preferred Stock in accordance with the provisions contained in this Certificate of Designations, the Company would be required to issue (when combined with shares of Common Stock issued in connection with all prior conversions of Series A Preferred Stock and shares of Common Stock issued in connection with all prior exercises of warrants issued to the original holders of Series A Preferred Stock) in excess of 20% of the outstanding Common Stock, the Company shall only be required to convert the portion of the Series A Preferred Stock sought to be converted such that the aggregate issuance of Common Stock by the Company (when combined with shares of Common Stock issued in connection with all prior conversions of Series A Preferred Stock and shares of Common Stock issued in connection with all prior exercises of warrants issued to the original holders of Series A Preferred Stock) does not exceed such amount and shall redeem in cash within five business days from the date upon which the Company would have otherwise been obligated to convert the Series A Preferred Stock sought to be converted but not converted, the remaining portion of the Series A Preferred Stock sought to be converted for the Mandatory Redemption


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Price; (ii) the holder elects to treat the failure of the Company to reserve and keep available shares of Common Stock solely for the purpose of effecting the conversion of the Series A Preferred Stock as provided by Section 7(c) herein, as an event triggering Mandatory Redemption, the Company shall redeem in cash, for the Mandatory Redemption Price, all the Series A Preferred Stock held by such holder, within five business days from the date of election by such holder;
(iii) the holder elects to treat the delisting or the suspension of trading of the Common Stock for five consecutive days as provided by Section 9 herein, as an event triggering Mandatory Redemption, the Company shall redeem in cash, for the Mandatory Redemption Price, all Series A Preferred Stock held by such holder, within five business days from the date of election by such holder, and
(iv) in the event that a Mandatory Redemption is triggered pursuant to Section 11(b), the Company shall redeem in cash, for the Mandatory Redemption Price, all the Series A Preferred Stock held by such holder, within five business days from the date of election by such holder or the date on which such Mandatory Redemption is automatic, as applicable, in each case subject to surrender of the Series A Preferred Stock by the Holder to the Company.

7.    CONVERSION.

      (a) Conversion Price; Amount. Subject to Section 6(b) and this Section 7, the Holder of Series A Preferred Stock has the right to convert Series A Preferred Stock, in whole or from time to time in part, into shares of Common Stock of the Company. The price at which the Holder may convert Series A Preferred Stock (or any portion thereof) into shares of Common Stock (the "Conversion Price") shall be 85% of the Closing Price (as defined below) of the Common Stock on the Date of Conversion (as defined below). The "Closing Price" with respect to the per share price of Common Stock on any day means the average of the daily low trading prices during the ten consecutive trading days ending on the trading day immediately prior to the Date of Conversion on the Nasdaq National Market or on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such national market system, the average of the daily low trading prices during such ten-day period in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose. In lieu of any fractional share of Common Stock to which the Holder would otherwise be entitled upon conversion of Series A Preferred Stock (or portion thereof), the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock shall be rounded up or down to the nearest whole number. In the case of a reasonable, good faith dispute between a Holder and the Company with respect to the calculation of the Conversion Price, then, at the option of either the Holder or the Company, the dispute shall be submitted to the American Arbitration Association for resolution according to the then applicable rules thereof. The cost of such proceeding shall be


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shared 50% by the Holder or Holders involved in the dispute and 50% by the
Company, except that each party shall bear its own legal and other expenses.

      Each Holder of Series A Preferred Stock shall be entitled to convert all or a portion of its Series A Preferred Stock into Common Stock at any time, provided, however, that until 41 days following the date of original issuance of Series A Preferred Stock (or any predecessor security), the Common Stock shall bear the legend (the "Legend") provided in Section 5.02 of the Securities Purchase Agreement of even date herewith (the "Securities Purchase Agreement"). Following such 41 day period, the Common Stock shall be freely tradable, and the certificates representing such Common Stock shall no longer bear such Legend. The last date on which Series A Preferred Stock may be converted is three (3) business days prior to the Scheduled Redemption Date. A Holder may not convert fractional shares of Series A Preferred Stock into Common Stock at any time unless such fractional amount represents a Holder's entire position.

      Notwithstanding any other provision of this Section 7, as of any date prior to the Scheduled Redemption Date, the aggregate number of shares of Common Stock into which Series A Preferred Stock and all other securities convertible into Common Stock held by a Holder of Series A Preferred Stock and its affiliates shall be convertible, together with the shares of Common Stock then beneficially owned (as defined in the U.S. Securities Exchange Act of 1934, as amended) by such Holder and its affiliates, shall not exceed 4.9% of the total outstanding shares of the Company's Common Stock as of such date.

      (b) Mechanics of Conversion. To convert any or all of its shares of Series A Preferred Stock (but not a fraction thereof) a Holder must (i) complete and sign the Notice of Conversion set forth in the Securities Purchase Agreement entered into between the Company and the original purchasers of the Series A Preferred Stock (the "Notice of Conversion") and deliver the Notice of Conversion to the Company as herein provided and (ii) on or prior to the date on which delivery of Common Stock is required to be made hereunder, deliver certificates representing Series A Preferred Stock, duly endorsed, to the Company, or, in the case of lost, stolen or destroyed certificates, provide an affidavit satisfactory to the Company with respect to such lost, stolen or destroyed certificates (the "Affidavit"), together with an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the certificates representing the Series A Preferred Stock to be converted (the "Indemnity Agreement"). The Holder shall surrender the certificates representing the Series A Preferred Stock to be converted and the Notice of Conversion to the Company (with an advance copy by facsimile of the Notice of Conversion). The date on which Notice of Conversion is given (the "Date of Conversion") shall be deemed to be the date of receipt by the Company of the facsimile of the Notice of Conversion, provided that the certificates representing the Series A Preferred Stock or the Affidavit together with the Indemnity Agreement


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are received by the Company as promptly as practicable thereafter. The Company shall not be obligated to cause the transfer agent for the Common Stock (the "Transfer Agent") to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates representing the Series A Preferred Stock to be converted have been received by the Company or, if the certificates representing the Series A Preferred Stock to be converted have been lost, stolen or destroyed, the aforementioned Affidavit and Indemnity Agreement are received by the Company.

      The Company shall cause the Transfer Agent to issue and deliver within three (3) business days after delivery to the Company of the certificates representing the Series A Preferred Stock to be converted to the Holder of the certificates representing the Series A Preferred Stock to be converted at the address of the Holder on the books of the Company or as otherwise directed pursuant to the Notice of Conversion, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid. In the event the Transfer Agent shall not timely deliver a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled, such Holder shall be entitled to the payments set forth in Section 8. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

      Following conversion a Holder's Series A Preferred Stock, or a portion thereof, such Series A Preferred Stock or portion thereof will no longer be outstanding. In the event less than all of a Holder's shares of Series A Preferred Stock are converted, the Company will issue to the Holder a new certificate representing the number of shares of Series A Preferred Stock not converted.

      (c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or shares of Common Stock held in treasury, or both, solely for the purpose of effecting the conversion of Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of Series A Preferred Stock and all other securities of the Company convertible or exchangeable into Common Stock. In the event the Company fails to comply with the foregoing sentence, within five business days of the date on which it becomes aware or should have become aware of such failure, it shall notify the holder of Series A Preferred Stock of such failure. The holder shall then have the option to (i) decrease the percentage of the Closing Price used to calculate the Conversion Price pursuant to Section 7(a), by 2% for the first thirty days following such failure, and by an additional 2% for each successive thirty day period during which such failure continues, or (ii) treat such failure as an event triggering Mandatory Redemption pursuant to Section 6(b). The holder shall have the right to


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make such an election within five business days of being notified of such failure, and in the event the holder shall not make an election within such time period, the holder shall be deemed to have elected to treat such failure as an event triggering Mandatory Redemption pursuant to Section 6(b) as of such fifth business day.

      (d) Adjustment to Conversion Price.

            (i) If, prior to the conversion of the entire outstanding Series A Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend of shares of Common Stock or other shares of capital stock, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares or other similar event, the Conversion Price shall be proportionately increased, in each case, such that the Holder of Series A Preferred Stock will have the right to receive upon conversion of Series A Preferred Stock the number of shares of Common Stock (or other shares of Capital Stock) of the Company (notwithstanding the limitation set forth in the third paragraph of Section 7(a)) which such Holder would have been entitled to receive had the Holder converted Series A Preferred Stock immediately prior to such action.

            (ii) If, prior to the conversion of all shares of Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event (a "Conversion Reclassification Event"), as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the Company or the same or another class or classes of stock or securities of the Company or another entity, then the Holder of Series A Preferred Stock shall thereafter have the right to receive upon conversion of Series A Preferred Stock, upon the basis and the terms and conditions specified herein, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore receivable upon the conversion of Series A Preferred Stock (irrespective of the limitations set forth in Section 7(a)) had such Conversion Reclassification Event not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of Series A Preferred Stock such that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion of Series A Preferred Stock. The Company shall not effect any Conversion Reclassification Event unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Holder of Series A Preferred Stock such shares of stock and/or securities as the Holder of Series A Preferred Stock is entitled to receive upon conversion in accordance with the


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foregoing.

            (iii) In addition to the adjustments set forth above, if the Company distributes to all holders of its Common Stock any of its assets or debt securities or any rights or warrants to purchase securities other than Common Stock, then the Conversion Price shall be adjusted in such a manner as shall be agreed to by the Company and the Holder as shall fairly preserve the economic rights and benefits of the Holder as contemplated by the terms of the Series A Preferred Stock set forth herein. In the event that within 15 days of any such event, the Company and the Holder do not reach an agreement as to the appropriate adjustment, the Company shall retain, and pay for, a nationally recognized investment bank or accounting firm to determine the appropriate adjustment as soon as possible, but in any event not later than 45 days from the date of such event.

            No adjustment shall be required for cash dividends or distributions except to the extent that any such cash dividend or distribution made on any date would, upon payment, cause the aggregate fair market value (as determined in good faith by the Board of Directors, whose determinations shall be conclusive) of all such dividends and distributions which have occurred on such date and during the 365-day period immediately preceding such date (other than any dividends or distributions in respect of which an adjustment to the Conversion Price pursuant to this Section 6(d) had previously been made) exceed the product of (x) .20 times (y) the Closing Price on the record date for such most recent dividend or distribution times (z) the number of shares of Common Stock outstanding on such date.

            (iv) (A) In the event that the Company shall, at any time after the date of the issuance of Series A Preferred Stock until 180 days after such date, issue shares of Common Stock in a firmly underwritten public offering and the underwriters require the Holder to agree to restrict the sale or transfer of such Holder's shares of Series A Preferred Stock or Conversion Shares for a period of time (the "Blackout Period"), for the period of time commencing on the business day subsequent to the termination of the Blackout Period and terminating in the number of days equal to the number of days of the Blackout Period, the Conversion Price to be in effect shall be the lesser of (i) 110% of the price at which the Common Stock was issued in such firmly underwritten public offering and (ii) the Conversion Price determined in accordance with
Section 7, as determined at the time of conversion of the Series A Preferred Stock.

      (B) In the event that the Company shall, at any time after the date of the issuance of Series A Preferred Stock until 180 days after such date, issue shares of Common Stock in a transaction not subject to the registration requirements the Securities Act of 1933, as amended, the Conversion Price to be in effect for the 30-day period commencing on the first day after such issuance shall be the lesser of (i) 110% of the price at which the Common Stock is issued in such transaction or (ii) the

Conversion Price determined in accordance with Section 7, as determined at the time of conversion of the Series A Preferred Stock.

      (C) In the event that the Company shall at any time after the date of the issuance of Series A Preferred Stock (x) issue shares of Common Stock without consideration (other than in the form of a dividend) at a price per share less than the Closing Price on the date of issue, (y) issue options, rights or warrants to subscribe for or purchase Common Stock (or securities convertible into Common Stock) without consideration or at a price per share (or having a conversion price per share, if a security convertible into Common Stock) less than the Closing Price of the Common Stock on the date of issue or (z) in the case of securities convertible into Common Stock having a conversion price less than the Closing Price of the Common Stock on the date of conversion, then the Conversion Price shall be adjusted (if at all) as follows: for purposes to determining the Closing Price of the Common Stock pursuant to Section 7 in connection with the conversion of Series A Preferred Stock, the daily low trading price of the Common Stock on the day on which such issuance occurs and on all days prior thereto shall be adjusted by multiplying such daily low trading price by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of such issuance plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be issued (or the aggregate initial conversion price of the convertible securities so to be issued) would purchase at the Closing Price on the date of such issue and of which the denominator shall be the number of shares of Common Stock outstanding on the date of such issuance plus the number of additional shares of Common Stock to be issued (or into which the convertible securities so to be issued are initially convertible).

      (D) In the event the Company enters into transactions involving its securities, which transactions satisfy the conditions of subsection (A) or (B) as applicable, and also satisfy the provisions of subsection (C), the adjustment to the Conversion Price shall be as provided in subsection (A) or (B) as applicable, and not subsection (C).


      In case the subscription price for such securities may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determinations shall be conclusive. Such adjustment shall be made successively whenever the date of such issuance is fixed and, in the event that such shares or option, rights or warrants (or portions thereof) expire without being issued, the Conversion Price shall again be adjusted to reflect such occurrence.

            (v) If any adjustment under this Section 7(d) would create a fractional share of

Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

8.    PAYMENTS FOR LATE CONVERSION.

      The Company acknowledges that the Holder of the Series A Preferred Stock is entitled to assume that it will timely receive shares of Common Stock upon conversion thereof as provided in Section 7 and that the failure of the Transfer Agent to issue shares of Common Stock upon conversion of the Series A Preferred Stock may result in damages to the Holder. Accordingly, the Company agrees to pay to each Holder of Series A Preferred Stock who does not timely receive shares of Common Stock upon conversion thereof, notwithstanding that such Holder may not have actually suffered or has not established that it has suffered damage as a result of such failure to timely deliver shares of Common Stock, an amount in cash for each day that delivery of Common Stock is delinquent equal to $50 per share of Series A Preferred Stock sought to be converted until such delivery shall be seven (7) days delayed whereupon the amount payable in cash for each day thereafter that delivery of Common Stock is delinquent shall equal $200 per share of Series A Preferred Stock sought to be converted. Amounts payable pursuant to this Section 8 shall be paid on the earlier to occur of (i) the date of issuance of Common Stock upon conversion of the Series A Preferred Stock and (ii) each date which is seven days (or a multiple thereof) after the date on which Common Stock was required to be delivered upon conversion of Series A Preferred Stock. Such payments shall be in additional to any liability the Company may otherwise have for failure to timely convert shares of Series A Preferred Stock.

9. OBLIGATION TO MAINTAIN LISTING OF COMMON STOCK. The Company shall maintain the listing of the Common Stock on the Nasdaq National Market until the earlier to occur of (i) the Scheduled Redemption Date and (ii) the date on which no Series A Preferred Stock is outstanding. In the event the Company fails to comply with the foregoing sentence, within five business days of the date on which it becomes aware or should have become aware of such failure, it shall notify the holder of Series A Preferred Stock of such failure. If a holder of Series A Preferred Stock converts any shares of Series A Preferred Stock during such time as the Company's Common Stock is not listed on the Nasdaq National Market, the holder shall then have the option to (i) decrease the percentage of the Closing Price used to calculate the Conversion Price pursuant to Section 7(a), by (x) 2% following such failure, provided the Common Stock is trading on NASDAQ Small Capitalization Market, and by an additional 3% if such failure further results in the Common Stock being traded in the over-the-counter market, or (y) 5% if such failure results in the Common Stock being traded immediately in the over-the-counter market, or (ii) treat such failure as an event triggering Mandatory Redemption pursuant to Section 6(b). The holder shall have the right to make such


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
an election within ten business days of being notified of such failure, and in the event the holder shall not make an election within such time period, the holder shall be deemed to have elected to treat such failure as an event triggering Mandatory Redemption pursuant to Section 6(b) as of such tenth business day. The Conversion Price adjustment described above shall become null and void upon the Company's relisting of its Common Stock on the Nasdaq National Market.

10. REGISTERED HOLDER. The Company may for all purposes treat the registered holders on its books and records of Series A Preferred Stock as the Holder.

11. EVENTS OF DEFAULT.

      (a) An "Event of Default" under Series A Preferred Stock occurs if:

            (1) the Company defaults in effecting a conversion of Series A Preferred Stock in accordance with the provisions hereof, or in issuing Common Stock upon exercise of warrants to purchase Common Stock, issued in accordance with the provisions of the Securities Purchase Agreement (the "Warrants"), and such default continues for a period of 10 days;

            (2) the Company defaults in the dividends on Series A Preferred Stock when the same becomes due and payable or in the payment of amounts due pursuant to Section 8 hereof and such default continues for 10 days;

            (3) the Company fails to comply in any material respect with any of its agreements in this Certificate of Designations establishing the Series A Preferred Stock, the provisions of the Securities Purchase Agreement, or the Warrants, each dated as of the date of the original issuance of Series A Preferred Stock between the Company and the original Holder of Series A Preferred Stock (other than those obligations referred to in clauses (1) and (2) above) and such failure continues for 30 days after the notice specified below;

            (4) any of the representations or warranties made by the Company herein, in the Securities Purchase Agreement, or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Certificate of Designations or the Securities Purchase Agreement shall be false or misleading in any material respect at the time made;

            (5) indebtedness of the Company or any Significant Subsidiary (as such term is defined in Rule 1-02 of Regulation S-X), is not paid within any applicable grace period after maturity or is accelerated by the holders thereof because of a default, the total amount of such indebtedness unpaid or accelerated exceeds $1,000,000 and such default continues for 10 days after the notice specified below;

            (6) the Company or any Significant Subsidiary pursuant to or within the meaning of any federal or state bankruptcy, insolvency or other law for the relief of debtors ("Bankruptcy Law"):

                  (A) commences a voluntary case or proceeding;

                  (B) consents to the entry of an order for relief against it in an involuntary case or proceeding;

                  (C) consents to the appointment of any receiver, trustee,
            assignee, liquidator, custodian or similar official under any Bankruptcy Law (a "Custodian") of it or for any substantial part of its property; or

                  (D) makes a general assignment for the benefit of its
            creditors;

or takes any comparable action under any foreign laws relating to insolvency;

            (7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                  (A) is for relief against the Company or any Significant
            Subsidiary in an involuntary case or proceeding;

                  (B) appoints a Custodian of the Company or any Significant
            Subsidiary or for any substantial part of its property; or

                  (C) orders the winding up or liquidation of the Company or any
            Significant Subsidiary;

or similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days; or

            (8) any final judgment or decree for the payment of money in excess of $2,000,000 (to the extent not covered by insurance) is rendered against the Company or any Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (B), such default continues for 10 days after the notice specified below.

      The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

      A default under clauses (3), (4), (5) or (8) above is not an Event of Default until the Holder of Series A Preferred Stock notifies the Company of such default and the Company does not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a "Notice of Default".

      The Company shall deliver to the Holder of Series A Preferred Stock, within 30 days after the occurrence thereof, written notice of any event which with the giving of notice, the lapse of time or both would become an Event of Default under clauses (3), (4), (5) or (8) above, its status and what action the Company is taking or proposes to take with respect thereto.

      (b) If an Event of Default (other than an Event of Default specified in clauses (5) or (6) above) occurs and is continuing, the Holder of Series A Preferred Stock may elect to treat such Event of Default as triggering Mandatory Redemption. If an Event of Default specified in clauses (5) or (6) above occurs, such Event of Default shall be treated as triggering a Mandatory Redemption without any election or other act on the part of the Holder of Series A Preferred Stock.

12. NO AMENDMENT. No provision of this Certificate of Designation establishing the Series A Preferred Stock may be amended, altered or modified without the written agreement of the Company and the holders in interest of a majority of the outstanding shares of Series A Preferred Stock, provided, however, that this Certificate of Designations may not be amended, altered or modified without the express written consent of 75% of the holders in interest of the shares of Preferred Stock, if any such action would adversely affect the rights of such holders of shares of Preferred Stock.

13. NO VOTING RIGHTS. Except as expressly provided by applicable law, Series A Preferred Stock shall not entitle the Holder hereof to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to attend any meetings of stockholders or any other proceedings of the Company.

14. BUSINESS DAY DEFINITION. For purposes hereof, the term "business day" shall mean any day on which banks are generally open for business in the City of New York.

15. NOTICE. Any notice or other communication required or permitted to be given hereunder shall be given as provided herein or delivered against receipt if to

(i) the Company at Connective Therapeutics, Inc., 3400 West Bayshore Road, Palo Alto, CA 94303 Attention: CEO; Facsimile No.: (415) 843-2899, Attention: Chief Financial Officer and (ii) the Holder of Series A Preferred Stock, to such Holder at its last address as shown on the Series A Preferred Stock register (or to such other address as any such party shall have furnished to the Company in writing). Any notice or other communication mailed or otherwise delivered shall be deemed given at the time of receipt thereof.

16. WAIVER. Any waiver by the Company or the Holder hereof of a breach of any provision of the this Certificate of Designations establishing the Series A Preferred Stock shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of the Certificate of Designations . The failure of the Company or the Holder hereof to insist upon strict adherence to any term of this Certificate of Designations establishing the Series A Preferred Stock on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

17. UNENFORCEABLE PROVISIONS. If any provision of this Certificate of Designations establishing the Series A Preferred Stock is invalid, illegal or unenforceable, the remaining provisions of Series A Preferred Stock shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

      IN WITNESS WHEREOF, the undersigned authorized officer of the Company does hereby execute and subscribe this Certificate and does affirm the foregoing as true under the penalties of perjury this 4th day of December, 1996.


                         ______________________________________________
                         Cynthia Butitta
                         Vice President of Finance and
                         Administration and Chief Financial Officer